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                                                                  EXHIBIT 99.4

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Sierra Rutile Holdings Limited:

We were engaged to audit the balance sheets of Sierra Rutile Holdings Limited as of December 31, 1997 and 1996, and the related profit and loss accounts for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management.

As described in note 1 to the financial statements, production at the Company's mine was suspended following militant attacks on the mine and Company personnel in January 1995 and, due to subsequent occupation of the facilities by rebel forces, it became necessary to evacuate all employees. The situation has been further complicated by a military coup in May 1997 when the government in Sierra Leone was overthrown. While limited access to the facilities has been restored and major properties appear to be essentially intact, management continues to be unable to make an assessment of the impairment of the asset carrying values. Further, the Company has not yet been able to arrange the financing needed to make further progress in assessing and addressing the conditions of the mining properties or the requirements to resume operations. These circumstances create substantial doubt about the recoverability of asset carrying amounts, including prepaid royalties; the adequacy of the recorded liabilities, including accrued reclamation costs; and the ability of the Company to continue as a going concern. The recoverability issues grows more serious in light of the Company's discontinuance in 1995 of depreciation and amortization.

Since we were unable to complete substantial auditing procedures due to the unavailability of sufficient evidential matter on asset impairments and because of the uncertain impact on financial statement carrying amounts of the current circumstances, we are unable to express, and we do not express, an opinion on these financial statements.

KPMG                                              23 MARCH 1998
CHARTERED ACCOUNTANTS                             Reading, UK